Exhibit 10.5
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”), dated for reference purposes as of January 1, 2026 (the “Effective Date”) is made and entered into by and between DeFi Development Corp., formerly Janover Inc. (the “Company”), and Bruce Rosenbloom (the “Employee” and together with the Company, the “Parties” and individually a “Party”). ”). This Agreement replaces and supersedes the employment agreement between the Parties dated as of May 30, 2025. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11.
RECITALS
WHEREAS, the Company and the Employee entered into an employment agreement dated September 7, 2023 (“Employment Agreement”); and
WHEREAS, Employee has resigned his employment with the Company without Good Reason as defined in the Employment Agreement and the Company and Employee have mutually agreed that Employee’s final date of employment as the Chief Financial Officer of the Company was April 17, 2025 (the “End Date”); and
WHEREAS, subject to the amended and restated terms and conditions hereinafter set forth, Company wishes to continue to employ Employee as its Executive Vice-President of Finance and Employee wishes to continue to be employed by Company as its Executive Vice-President of Finance.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Employment. Subject to the terms and conditions set forth in this Agreement, Company hereby offers, and Employee hereby accepts, continued employment with Company.
2.Term. The Employee’s employment hereunder shall be effective as of the Effective Date and shall remain in effect until it is terminated in accordance with Sections 5 and 6 below (the “Term”).
3.Capacity and Performance.
(a)During the Term, the Employee shall be employed by Company on a full-time basis as its Executive Vice-President of Finance. Employee shall perform such duties and responsibilities as directed by the Chief Executive Officer and Chief Financial Officer of the Company consistent with Employee’s position on behalf of Company.
(b)Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that: (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from: (i) serving, with the prior written consent of the Board of Directors of the Company (“Board”), as a member of the Board of Directors or Advisory Board (or the equivalent in the case of a non-corporate entity) of a noncompeting for-profit business and one or more charitable organizations, (ii) developing, consulting for, or providing services to a noncompeting business, with the prior written consent of the Board; (iii) engaging in charitable activities and community affairs, and (iv) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.
(c)Employee’s employment with Company shall be exclusive with respect to the business of Company. Accordingly, during the Term, Employee shall devote Employee’s full business time and Employee’s best

Exhibit 10.5
efforts, business judgment, skill and knowledge to the advancement of the business and interests of Company and the discharge of Employee’s duties and responsibilities hereunder, except for permitted vacation (and other paid time off) periods, reasonable periods of illness or incapacity, time spent on activities expressly permitted under Section 3(b), and reasonable and customary time spent on civic, charitable and religious activities, provide3d, however, that in each case such activities shall not interfere in any material respect with Employee’s duties and responsibilities hereunder.
(d)During the Term, the Employee will report directly to the Chief Financial Officer.
4.Compensation and Benefits.
(a)Base Salary. For services performed by Employee under this Agreement, Company shall pay Employee an annual base salary of $330,000, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other employees of Company (the “Base Salary”). During the Term, the Base Salary shall be reviewed by the Compensation Committee and/or the Board each year, and the Board may, from time to time, increase or decrease such Base Salary and any reference to “Base Salary” herein shall refer to such Base Salary, as increased.
(b)Annual Bonus. For each fiscal year of the Company during the Term, the Company shall afford Employee the opportunity to earn an incentive bonus (“Bonus”) as described in this Section 4(b). The aggregate target Bonus payable to Employee under such program(s) shall be 40% of the Base Salary or any other amount set by the Compensation Committee of the Board in its discretion, and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). The amount of the Bonus will be determined by certification by the Board that the applicable goals have been achieved, and the Board shall promptly provide such certification following the achievement of the applicable goals. As of the date of this Agreement, the bonus structure will be as per the compensation structure for Non-Executive Employees approved by the Board on May 14, 2025.
(c)Equity Awards. On the date on which the Employee executes this Agreement (the “Signing Date”), the Company shall grant the Employee 70,000 restricted stock units of the Company (the “RSUs”) pursuant to the 2023 Equity Incentive Plan as amended from time to time (the “Equity Plan”), with the RSUs vesting 25% on the one-year anniversary of the date of grant, and thereafter over the ensuing 3 years in a series of thirty-six (36) successive equal monthly installments, subject to Employee’s continuous service as of each such date. In addition, during the Term, the Employee shall be entitled to receive equity awards (the “Equity Awards”) in the future, on terms and conditions similar to those applicable to other employees of the Company generally, inside or outside of any established equity plan. The amount and terms of the Equity Awards awarded to the Employee shall be set by the Compensation Committee in its discretion. The Equity Awards will be evidenced by a restricted stock unit award agreement, a stock option agreement, or any other form of equity award agreement under the Equity Plan, and will be subject to the terms and conditions of such agreements and the Equity Plan.
(d)Change in Control. To the extent not already vested, the Equity Awards granted to Employee will fully vest upon (i) a Change of Control Severance Event (as defined below) or (ii) a Change in Control followed by a change in job title or position.
(e)Other Employee Benefits. During the Term, the Employee shall be entitled to participate in all employee benefit plans, including health and 401(k) plans, from time to time generally in effect for Company’s employees (collectively, “Benefit Plans”). Such participation and receipt of benefits under any such Benefit Plans shall be on the same terms (including cost-sharing between Company and Employee) as are applicable to other Company employee and shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete the Benefit Plans in a manner nondiscriminatory to Employee at any time in accordance with applicable plan rules.
(f)Vacation. The Employee shall be entitled to an annual vacation of 20 days plus ten established holiday days per full calendar year of his employment with the Company hereunder. Any unused vacation in one accrued calendar year may not be carried over to any subsequent calendar year.
(g)Business and Travel Expenses. Company shall pay or reimburse Employee for all reasonable, customary and necessary business expenses (including travel, lodging, networking, and entertainment expenses) which are correctly documented and incurred or paid by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the rules, regulations, and procedures of Company and in effect from time to time.

Exhibit 10.5
(h)Notwithstanding Employee resigning his employment with the Company without Good Reason under and as defined in the Employment Agreement, the Parties expressly understand and agree that Employee is entitled to the lump-sum payments, severance, awards and benefits set forth in Section 5(f) of the Employment Agreement in the total amount of $630,000.00 pursuant to Section 5(f)(i) of the Employment Agreement, and such lump-sum payments, severance, awards and benefits shall be provided to the Employee on or before 5:00 PM ET on July 3, 2025. For the avoidance of doubt, at the End Date Employee did not have any unvested awards of restricted stock, restricted stock units or other awards with respect to securities of the Company and the termination of the Employment Agreement shall not cause the vesting of any such awards. Upon receipt of such lump-sum payments, severance, awards and benefits, the Employee on his own behalf and on behalf of anyone acting by, under or through Employee including his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, stockholders, members, general partners, limited partners, employees and agents and the successors, assigns, heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which Employee ever had or now has against the Releasees, or any one of them occurring up to and including the Effective Date including, but not limited to, any Claims arising out of the Employment Agreement, Employee’s employment by the Company under and pursuant to the Employment Agreement, Employee’s termination of employment under and pursuant to the Employment Agreement, or the Employee’s change of responsibilities in connection with his employment with the Company.
5.Termination of Employment; Severance Benefits. Notwithstanding the provisions of Section 2, the Employee’s employment hereunder shall terminate under the following circumstances:
(a)Death. If Employee’s dies during the Term, Employee’s employment hereunder shall immediately and automatically terminate. In such event, Company shall pay to Employee’s designated beneficiary or, if no beneficiary has been selected by Employee, to Employee’s estate, the Final Compensation. Company shall have no further obligation hereunder to Employee, Employee’s beneficiary, or Employee’s estate upon the termination of Employee’s employment under this Section 5(a) including, specifically, that the provisions of Section 5(d) shall not apply.
(b)Disability.
(i)Company may terminate Employee’s employment hereunder due to Employee’s Disability during the Term by giving Employee thirty (30) days’ written notice of its intent to terminate, but in no event shall such termination be effective prior to the expiration of the time periods in the definition of Disability. Notwithstanding the foregoing, Company will, after engaging in an interactive process with Employee to discern whether reasonable accommodation(s) can be provided without undue hardship upon Company, offer Employee reasonable accommodation(s) to enable Employee to perform the essential functions of Employee’s position to the extent required by applicable law (if any) before terminating Employee’s employment hereunder. Employee may decline such reasonable accommodation, in which case Employee’s employment hereunder will terminate as provided in this subsection.
(ii)In the event of such termination for Disability, Employee will receive Employee’s Final Compensation. Company shall have no further obligation hereunder to Employee upon termination of Employee’s employment under this Section 5(d), including, specifically, that the provisions of Section 5(d) shall not apply.
(iii)Subject to Employee’s rights under the Family and Medical Leave Act (“FMLA”) and the Americans with Disabilities Act (“ADA”), Company may designate another Employee to act in Employee’s place during any period of Employee’s Disability during which Employee is unable to perform the essential functions of Employee’s position with or without reasonable accommodation. Notwithstanding any such designation, Employee shall continue to receive the Base Salary in accordance with Section 4(a) and coverage under the Benefit Plans in accordance with Section 4(b), to the extent permitted by the then- current terms of the applicable benefit plans and as provided under the FMLA, if applicable, until the earliest to occur of: (A) the end of the Term, (B) Employee becomes eligible for disability income benefits under Company’s disability income plan, or (C) the termination of Employee’s employment.
(iv)While receiving disability income payments under Company’s disability income plan (if applicable), Company will continue to pay to Employee Employee’s Base Salary under Section 4(a), but may offset

Exhibit 10.5
any such disability income payments Employee receives against the Base Salary payments. Employee will also continue to participate in the Benefit Plans in accordance with Section 4(b) and the terms of such Benefit Plans, until the end of the Term or until the termination of Employee’s employment, whichever occurs first.
(v)If any question arises as to whether during any period Employee has a Disability as defined herein, Employee may, and at the request of Company shall, submit to a medical examination by a qualified, unbiased physician selected by Company and reasonably acceptable to Employee or Employee’s duly appointed guardian, if any, to determine whether Employee has a Disability and such determination shall for the purposes of this Agreement be conclusive of the issue.
(c)By Company for Cause. Company may terminate Employee’s employment hereunder for Cause, as defined in Section 11(c), at any time upon notice to Employee setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of Employee’s employment hereunder for Cause, Employee will receive Employee’s Final Compensation. Except as provided herein, Company will have no further obligation to Employee upon termination of Employee’s employment under this Section 5(c). Any notice of termination of Employee’s employment hereunder for Cause, or any notice to Employee regarding any event, condition or circumstance that, if not cured, if applicable, in accordance with the above, could give rise to a termination of Employee’s employment hereunder for Cause, shall set forth in detail the applicable event(s), condition(s) or circumstance(s) constituting reason(s) or potential reason(s) for such termination hereunder.
(d)By Company Other than for Cause or by Employee for Good Reason. Company may terminate Employee’s employment hereunder other than for Cause at any time upon thirty (30) days’ written notice to Employee and Employee may terminate Employee’s employment hereunder for Good Reason at any time upon thirty (30) days’ written notice to Company.
(i)In the event of a termination of Employee’s employment under this Section 5(d), in addition to the Final Compensation, Employee shall receive payment of such Bonus as determined under Section 4(b) shall be at the time proscribed by Section 4(b), if the date of termination occurs after the end of a calendar year but prior to the date on which a Bonus is paid under Section 4(b).
(ii)Any obligation of Company to Employee under this Section 5(d) (other than for the Final Compensation or for benefits required by law) is conditioned upon Employee’s execution and delivery to Company and the expiration of all applicable statutory revocation periods of a release of claims in the form attached hereto as Exhibit A (the “Employee Release”), provided, that the terms of such Employee Release shall be subject to modification to the extent necessary to comply with: (a) the fact that Company is simultaneously terminating more than one employee as part of a group termination decision or (b) changes in applicable law, if any, occurring after the date hereof, and prior to the date such Employee Release is executed.
(e)By Employee Other than for Cause or Good Reason. Employee may terminate Employee’s employment hereunder other than for Cause or Good Reason at any time upon thirty (30) days’ written notice to Company, and in such case Employee shall be entitled only to the Final Compensation, and will forfeit (i) payment of any Bonus under Section 4(b) and (ii) all Equity Awards, awards of restricted stock, restricted stock units or other awards that have not been vested until such termination date.
(f)Change in Control Severance. Except as otherwise set forth herein, if a Change in Control occurs, and on, or at any time during the 6 months following, the Change in Control, (x) the Company terminates Employee’s employment for any reason other than Cause or Disability, or (y) Employee terminates Employee’s employment for Good Reason (a “Change of Control Severance Event”), Employee shall be entitled to the following benefits:
(i)The Company shall pay Employee, in a lump sum within 60 days following termination of Employee’s employment, severance equal to two times the sum of Employee’s Base Salary.
(ii)Employee also shall be entitled to receive any and all vested benefits accrued under any other incentive plans to the date of termination of employment, the amount, entitlement to, form, and time of payment of such benefits to be determined by the terms of such incentive plans. For purposes of calculating Employee’s benefits under the incentive plans, Employee’s employment shall be deemed to have terminated under circumstances that have the most favorable result for Employee under the applicable incentive plan.

Exhibit 10.5
(iii)If, upon the date of termination of Employee’s employment, Employee holds any awards with respect to securities of the Company, (A) all such awards that are restricted stock units/options shall immediately become vested and exercisable upon such date and shall be exercisable thereafter until expiration of the full term of the restricted stock units/options; all restrictions on any such awards of restricted stock, restricted stock units or other awards shall terminate or lapse, and all such awards of restricted stock, restricted stock units or other awards shall be vested and payable; and (B) all performance goals applicable to any such performance-based awards that are “in cycle” (i.e., the performance period is not yet complete) shall be deemed satisfied at the “target” level (assuming 100% payout), and (C) all such awards shall be paid in accordance with the terms of the applicable award agreement. The provisions of this subsection shall be subject (and defer) to the provisions of any incentive plan, award agreement or other agreement as it relates to an individual award to the extent such provisions provide treatment that is more favorable to Employee than the treatment described in this subsection and such more favorable provisions in such incentive plan, award agreement or other agreement shall supersede any inconsistent or contrary provision of this subsection. All of Employee’s awards with respect to securities of the Company that are outstanding upon the date of termination of Employee’s employment shall continue to be subject to, and enjoy the benefits and protections under, the terms of the incentive plan, the award agreement and any other plan, agreement, policy or other arrangement to which such awards are subject as of the effective date of Employee’s participation, including any employment security agreement or other written compensation arrangement (even if the remaining terms thereof are waived), without application of this subsection.
(iv)Employee and Employee’s spouse and other qualified beneficiaries shall be eligible for continued coverage as follows:
(A)If the Employee, Employee’s spouse and/or Employee’s other qualified beneficiaries are enrolled under a group health plan as defined by COBRA, on the date of termination of Employee’s employment, Employee, Employee’s spouse and/or Employee’s qualified beneficiaries may elect to continue such coverage under COBRA, except that the maximum coverage period shall be extended to no less than the Severance Period (but no more than 1 year) for that Employee, unless, after electing COBRA, the individual attains age 65 and becomes eligible for Medicare, in which case COBRA shall end for that individual. If Employee, Employee’s spouse and/or Employee’s other qualified beneficiaries elect COBRA coverage, the Company shall pay a portion of the COBRA costs for the Severance Period for that Employee (subject to any earlier termination of COBRA). The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Employee is equal to the costs that would have been paid by Employee for such coverage as an active employee immediately prior to termination of Employee’s employment or, if less, prior to the Change in Control. The cost of COBRA coverage paid by the Company may be taxable income to the Employee and reported on Employee’s Internal Revenue Service Form W-2. Employee, Employee’s spouse and/or Employee’s qualified beneficiaries may continue coverage under COBRA after the Severance Period for that Employee, provided they pay the full COBRA costs and COBRA otherwise remains available.
(B)The benefits and/or extended coverage provided under this subsection shall cease prior to the date such benefits and/or extended coverage would otherwise end under subsection if and when Employee (x) obtains employment with another employer during the Severance Period and becomes eligible for coverage under any substantially similar plan provided by his/her new employer or (y) fails to pay the required active employee portion of the cost of coverage provided under this subsection in the time and manner specified by the Company or its designee.
(v)Employee shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Employee’s employment, in a lump sum within 60 days following such termination.
(vi)Employee shall not be entitled to receive any payments or other compensation attributable to vacation that would have been earned had Employee’s employment continued during the Severance Period, and Employee waives any right to receive any such compensation. Employee shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the Severance Period, including but not limited to dues and expenses related to club memberships, automobile, cell phone, expenses for professional services, executive physicals, and other similar perquisites.
6.Effect of Termination.

Exhibit 10.5
(a)Upon termination of Employee’s employment hereunder and subject to the provisions of Section 5 and Section 6(c), Company’s entire obligation to Employee shall be payment of Final Compensation.
(b)In connection with the cessation of Employee’s service as Executive Vice-President of Finance of the Company for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Employee hereby agrees that no further action is required by Employee or any of the preceding to make the transitions and resignations provided for in this paragraph effective, but Employee nonetheless agrees to execute any documentation Company reasonably requests at the time to confirm it and to not reassume any such service or position without the written consent of Company.
(c)Except as otherwise required by Consolidated Omnibus Budget Reconciliation Act or any similar federal or state law, benefits shall continue or terminate pursuant to the terms of the applicable benefit plan or agreement, without regard to any continuation of Base Salary or other payment to Employee following such date of termination. The provisions of this Section 6 shall apply to any termination of employment. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of Employee under Section 7 through Section 9.
(d)Any termination of Employee’s employment with Company under this Agreement shall automatically be deemed to be simultaneous resignation of all other positions and titles (including any director positions) that Employee holds with Company and any Affiliate or subsidiary thereof. This Section 6(e) shall constitute a resignation notice for such purposes.
(e)Upon termination of the Employee’s employment or upon the Company’s request at any other time, the Employee will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Intellectual Property or Confidential Information and certify in writing that the Employee has fully complied with the foregoing obligation. The Employee agrees that the Employee will not copy, delete, or alter any Company computer equipment information before the Employee returns it to the Company. In addition, if the Employee has used any personal computer, server, or email system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, the Employee agrees to provide the Company with a computer-usable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Employee agrees to provide the Company access to the Employee’s system as reasonably requested to verify that the necessary copying and/or deletion is completed.
7.Confidential Information.
(a)Employee acknowledges that Company continually develops Confidential Information, that Employee may develop Confidential Information for Company and that Employee may learn of Confidential Information during the course of employment with Company. Employee will comply with the policies and procedures of Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation or process or for the proper performance of Employee’s duties and responsibilities to Company, or with the express written permission of the Board, any Confidential Information obtained by Employee incidental to Employee’s employment or other association with Company. Employee understands that this restriction shall continue to apply after Employee’s employment terminates, regardless of the reason for such termination.
(b)Notwithstanding anything contained in this Section 7 to the contrary, nothing contained herein shall prevent Employee from disclosing any Confidential Information required by law, subpoena, court order or other legal processes to be disclosed; provided, that, Employee shall give prompt written notice to Company of such requirement, disclose no more information than is so required and cooperate, at Company’s cost and expense, with any attempt by Company to obtain a protective order or similar treatment with respect to such information.
(c)Pursuant to the Defend Trade Secrets Act of 2016, Employee understands that:
(i)Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a

Exhibit 10.5
suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and
(ii)if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
8.Assignment of Rights to Intellectual Property. Employee shall promptly and fully disclose to Company all Intellectual Property developed for the benefit of Company in the course of Employee’s employment by Company. Employee hereby assigns and agrees to assign to Company (or as otherwise directed by Company) Employee’s full right, title, and interest in and to all such Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by Company (at Company’s expense) to assign to Company the Intellectual Property developed for the benefit of Company in the course of Employee’s employment by Company and to permit Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Employee will not charge Company for time spent in complying with these obligations. All copyrightable works that Employee creates developed for the benefit of Company in the course of Employee’s employment by Company shall be considered “work made for hire.”
9.Restricted Activities. Employee agrees that the restrictions on Employee’s activities during and after Employee’s employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of Company and its successors and assigns:
(a)During the Term of this Agreement and during the Restricted Period following termination of employment, Employee will not, without the prior written consent of Company, directly or indirectly, and whether as principal or investor or as an Employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any country in which the Company conducted business during the Term; provided, however, that the provisions of this Section 9 shall apply solely to those activities of a Competing Business which are congruent with those activities with which Employee was personally involved or for which Employee was responsible while employed by the Company or its subsidiaries during the twelve (12) month period preceding termination of Employee’s employment. This Section 9 will not be violated, however, by Employee’s investment of up to $500,000 in the aggregate in one or more publicly traded companies that engage in a Competing Business. “Competing Business” means a business or enterprise (other than Company or its subsidiaries) engaged in the commercial mortgage brokerage, commercial mortgage marketplace, and any other business directly competing with the business of the Company as currently conducted or otherwise conducted by the Company during the Term (the “Restricted Activities”). “Restricted Period” means twenty-four (24) months.
(b)During the Term of this Agreement and during the Restricted Period (as defined above), Employee will not engage in any Wrongful Solicitation. A “Wrongful Solicitation” shall be deemed to occur when Employee directly or indirectly (except in the course of Employee’s employment with Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of Company or any of its subsidiaries, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of Company or any of its subsidiaries, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an Employee, officer, representative or agent of Company or any of its subsidiaries, or solicits, induces, or attempts to solicit or induce any Person who is an Executive, officer, representative or agent of Company or any of its subsidiaries to leave the employ or agency of the Company or any of its subsidiaries, or violate the terms of their contract, or any employment consulting or agent agreement, with it.
(c)It is expressly understood and agreed that although Employee and Company consider the restrictions contained in this Section 9 to be reasonable if a court makes a final judicial determination of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as the court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction

Exhibit 10.5
cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(d)Employee expressly understands that in the event of a violation of any period specified in this Section 9, such period shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.
10.Enforcement of Covenants. Employee acknowledges that Employee has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Employee pursuant to Sections 7, 8 and 9, and Employee agrees that these restraints are necessary for the reasonable and proper protection of Company and its successors and assigns and that each and every one of the restraints is reasonable in respect to the subject matter, length of time and geographic area. Employee further acknowledges that, were Employee to breach any of the covenants in Section 7, Section 8 and/or Section 9 the damage to the Company would be irreparable. Employee therefore agrees that Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any of the covenants herein, without any requirement to post a bond or similar security. The Parties further agree that in the event that any provision of Section 7, Section 8 and/or Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
11.Definitions. Words or phrases that are initially capitalized or within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere. For purposes of this Agreement, the following definitions apply:
(a) “$” refers to U.S. Dollars.
(b)“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common (control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to either: (i) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, or (ii) vote at least fifty percent (50%) or more of the securities having voting power for the election of a majority of the directors (or Persons performing similar functions) of such Person.
(c)“Cause” means if Employee is discharged by Company on account of the occurrence of one or more of the following events:
(i)Employee’s continued refusal or failure to perform (other than by reason of Disability) Employee’s material duties and responsibilities to Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Employee, or Employee’s continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Employee;
(ii)willful, grossly negligent or unlawful misconduct by Employee which causes material harm to Company or its reputation;
(iii)the Company is directed in writing by regulatory or governmental authorities to terminate the employment of Employee or Employee engages in activities that: (A) are not approved or authorized by the Board, and (B) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company; or a conviction, plea of guilty, or plea of nolo contendere by Employee, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft, or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Employee’s fiduciary duties with respect to Company.
(d)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

Exhibit 10.5
(i)A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed by the Company with the Securities and Exchange Commission) whereby any “Person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an Employee benefit plan maintained by the Company or any of its subsidiaries or a “Person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
(ii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions:
(A)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and after which no Person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for
(B)purposes of this Section 11(d) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
A transaction shall not constitute a Change in Control if its sole purpose is to change the State of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Company” has the meaning ascribed to it in the preamble of this Agreement.
(g)“Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.
(h)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company.
(i)“Confidential Information” means any and all nonpublic information of the Company. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing, and financial activities of the Company, (ii) the Services, (iii) the costs, sources of supply, financial performance, and strategic and/or business plans of Company, (iv) the identity and special needs of the customers and prospective customers of Company, and (v) the people and organizations with whom Company has business relationships and those relationships. Confidential Information also includes any information that Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include (x) any information that is or becomes generally known to the industry or the public through no wrongful act of Employee or any representative of Employee and (y) any information that is made legitimately available to Employee by a third Party without breach of any confidentiality obligation.
(j)“Disability” means Employee’s inability, due to any illness, injury, accident or condition of either a physical or psychological nature, to substantially perform Employee’s duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or for any one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, exclusive of any leave Employee may take under the Family and Medical Leave Act, 29 U.S.C. § 12101 et seq. (“FMLA”) or as a reasonable accommodation under the Americans with Disabilities Act, 29 U.S.C. § 2601 et seq. (“ADA”).

Exhibit 10.5
(k)“Final Compensation” means the amount equal to the sum of: (i) the Base Salary earned but not paid through the date of termination of employment, payable not later than the next scheduled payroll date, (ii) any business and related expenses and allowances incurred by Employee or to which Employee is entitled under Section 4(g) but unreimbursed on the date of termination of employment; provided that with respect to business expenses unreimbursed under Section 4(g), such expenses and required substantiation and documentation are submitted within one hundred eighty (180) days of termination in the case of termination on account of Employee’s death, or thirty (30) days on account of termination for any reason other than death, and that such expenses are reimbursable under Company’s applicable reimbursement policy, and (iii) any other supplemental compensation, insurance, retirement or other benefits due and payable or otherwise required to be provided under Section 4 in accordance with the terms and conditions of the applicable plan or agreement.
(l)“Good Reason” means, without Employee’s express written consent: (i) a material reduction in the Base Salary, then in effect, except a material diminution generally affecting all of the members of the Company’s management, (ii) a material reduction in job title, position or responsibility, or (iii) a material breach of any term or condition contained in this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless (x) Employee provides Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (y) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (z) Employee resigns Employee’s employment within thirty (30) days following the expiration of that cure period.
(m)“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Employee’s employment that relate to either the Services or any prospective activity of Company or that make use of Confidential Information or any of the equipment or facilities of Company.
(n)“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, and any other entity or organization other than Company.
(o)“Sale of Company” means the sale of Company to an independent third Party or group of independent third Parties pursuant to which such Party or Parties acquire: (i) equity interests possessing the voting power under normal circumstances to elect a majority of the Board of Directors or similar governing body of Company (whether by merger, consolidation or sale or transfer of such equity interests), or (ii) all or substantially all of Company’s assets determined on a consolidated basis.
(p)“Services” means all services planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by Company, together with all products provided or planned by Company, during Employee’s employment.
(q)“Severance Period” shall mean that number of years or partial years following termination of Employee’s employment equal to the number of years or partial years of Base Salary that the Employee receives under Section 5(f).
(r)“Term End Date” shall mean the last day of the Term of this Employment Agreement.
12.Withholding. All payments made by Company under this Agreement may be reduced by any tax or other amounts required to be withheld by Company under applicable law or by any amounts authorized in writing by Employee.
13.Assignment. Neither Company nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Company may assign its rights and obligations under this Agreement without the consent of Employee in the event of a Sale of Company. This Agreement shall inure to the benefit of and be binding upon Company and Employee, their respective successors, executors, administrators, heirs and permitted assigns.

Exhibit 10.5
14.Compliance with Code Section 409A.
(a)Notwithstanding any provision of this Agreement to the contrary, Employee’s employment will be deemed to have terminated on the date of Employee “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Company.
(b)It is intended that this Agreement will comply with Section 409A of the Code, and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 14 shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A of the Code. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.
(c)Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a “specified Executive” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)if the payment or distribution is payable in a lump sum, the Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service; and
(ii)if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six months immediately following Employee’s separation from service will be accumulated, and the Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s separation from service, whereupon the accumulated amount will be paid or distributed to Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume.
This Section 14(d) should not be construed to prevent the application of Treas. Reg § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder (or any portion thereof).
15.Golden Parachute Limitation. Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Employee (which the Parties agree will not include any portion of payments allocated to the non-competition and non-solicitation provisions of Section 9) that are classified as payments of reasonable compensation for purposes of Section 280G of the Code, when added to all other amounts and benefits payable to or on behalf of Employee, would result in the loss of a deduction under Code Section 280G, or the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two or more economically equivalent amounts are subject to reduction, but payable at different times, such amounts shall be reduced on a pro-rata basis. All calculations required to be made under this subsection will be made by the Company’s independent public accountants, subject to the right of Employee’s professional advisors to review the same. The Parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
16.Successors.
(a)Company’s Successors. Subject to Section 5(f), any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this

Exhibit 10.5
Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 16 or which becomes bound by the terms of this Agreement by operation of law.
(b)Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
17.Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
18.Indemnification. Company will indemnify Employee to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out-of- pocket attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Employee of services for, or the acting by Employee as a director, officer or Employee of, Company, or any subsidiary of Company. Any fees or other necessary expenses incurred by Employee in defending any such action, suit, investigation or proceeding shall be paid by Company in advance, subject to Company’s right to seek repayment from Employee if a determination is made that Employee was not entitled to indemnification.
19.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in the circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
20.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
21.Survival. Section 6 through and including Section 32 shall survive and continue in full force in accordance with their terms notwithstanding the termination of Employee’s employment (and hence the Term of this Agreement) for any reason.
22.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in Person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally recognized overnight courier service and addressed or faxed to Employee at Employee’s last known address on the books of Company or, in the case of Company, at its principal place of business, attention: Secretary, Board of Directors.
23.Entire Agreement. This Agreement constitutes the entire agreement between the Parties (including with respect to Company, 23. its successors and assigns) with respect to Employee’s employment and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Employee’s employment.
24.Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and by an expressly authorized representative of Company.
25.Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
26.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such Party, and such electronic copy shall constitute an enforceable original document.

Exhibit 10.5
27.Additional Obligations. Without implication that the contrary would otherwise be true, Employee’s obligations under Section 7, Section 8 and Section 9 are in addition to, and not in limitation of, any obligations that Employee may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, slander, libel, conversion, misappropriation and fraud).
28.Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the other Party to the action or proceeding. For purposes of this Agreement, the “prevailing Party” shall be deemed to be that Party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out-of-pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.
29.Confidentiality. The Parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the Term and thereafter, Employee shall not disclose any terms of this Agreement to any Person or entity without the prior written consent of Company, with the exception of Employee’s tax, legal or accounting advisors or for legitimate business purposes of Employee, or as otherwise required by law.
30.No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any Party hereto based upon any Party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.
31.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Florida.
32.WAIVER OF JURY TRIAL. EMPLOYEE AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HERETO.
33.Conditions. This Agreement and the Employee’s continued employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Employee has met the legal requirements to perform the Employee’s role, including but not limited to satisfactory results of a background and/or credit search or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs. The Employee acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Employee’s role and with references, the Employee is providing consent to the Company or its agent, to performs such checks and contact the references the Employee provided to the Company.
34.Prior Restrictions. By signing below, the Employee represents that the Employee is not bound by the terms of any agreement with any Person which restricts in any way the Employee’s hiring by the Company and the performance of the Employee’s expected job duties; the Employee also represents that, during the Employee’s employment with the Company, the Employee shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.
35.Independent Legal Counsel. By signing below, the Employee hereby acknowledges that the Employee has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Employee has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Employee may make resulting from any failure on the Employee’s part to obtain such advice.
36.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original when executed, but all of which taken together shall constitute the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.
[SIGNATURE PAGE FOLLOWS]

Exhibit 10.5
IN WITNESS WHEREOF, this Agreement has been executed by Company (by its duly authorized representative) and by Employee, as of the date first above written.

DEFI DEVELOPMENT CORP.
By: /s/ Joseph Onorati
Name: Joseph Onorati Title: Chief Executive Officer
EMPLOYEE: By: /s/Bruce S. Rosenbloom Name: Bruce S. Rosenbloom Title: EVP of Finance

Exhibit 10.5
EXHIBIT A
Release of Claims
FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in that certain Amended and Restated Employment Agreement, dated as of January 1, 2026 (the “Agreement”), between me and DeFi Development Corp. (the “Company”), or under any severance pay plan applicable to me, which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge Company and any of its subsidiaries and Affiliates (as that term is defined in Section 11(b) of the Agreement) and all of their respective past, present and future officers, directors, trustees, equity holders, executives, agents, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released Parties”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment, including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Worker Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Orders; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, intentional infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”), other than (i) the right to payment of any vested or accrued benefits under any supplemental compensation, insurance, retirement and/or other benefit plan or agreement applicable to Employee, (ii) the right to payment of any amounts owed to me by Company pursuant to Section 5 of the Agreement, (iii) any rights under applicable workers compensation or unemployment compensation laws, (iv) any rights that survive termination of my employment pursuant to an restricted stock units/options grant agreement or certificate to purchase the Company’s (or an Affiliate’s) capital stock, (v) any rights with respect to the Company’s (or an Affiliate’s) capital stock owned by Employee, or (vi) any rights to indemnification under the Agreement, the Company’s by-laws or any other applicable law.
In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other Person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.
I represent that I have not filed against the Released Parties any complaints, charges, or lawsuits arising out of my employment, or any other matter arising on or prior to the date of this Release of Claims, and covenant and agree that I will never individually or with any Person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by me pursuant to this Release of Claims.
I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of
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Exhibit 10.5
Claims at any time within seven (7) days of the date of my signing by written notice to the Secretary, Board of Directors of the Company (or such other Person as the Company may specify by notice to me given in accordance with the Agreement) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.
Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature: __________________________________________
Name: _____________________________________________
Date Signed: ________________________________________

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